Exhibit 99.1

Accelerate Diagnostics Names Tom Brown to Board of Directors

TUCSON, Ariz., March 15, 2017 (GLOBE NEWSWIRE) -- Accelerate Diagnostics, Inc. today announced the election of Tom Brown to the company’s board of directors. His appointment is effective March 14, 2017.

Brown’s appointment adds over 30 years of medical diagnostics expertise to the company’s board of directors. Beginning his career with the Abbott Laboratories Diagnostics Division (ADD) in 1974, Brown held numerous sales, marketing and general management positions of increasing responsibility. He served in positions including Divisional Vice President of Sales within the United States, and Divisional Vice President and General Manager of the Western Hemisphere, and by 1993 he was Corporate Vice President of Worldwide Diagnostic Commercial Operations. He was named Senior Vice President before becoming President of the Diagnostic Division, the role he served until his retirement in 2002.

“Tom is a proven leader with a wealth of experience in the diagnostics industry,” said Chairman of the Board, John Patience. “His extensive background, particularly in launching and commercializing new diagnostic solutions, will be increasingly valuable as the company launches the Accelerate Pheno™ system and introduces additional novel solutions to the microbiology laboratory.”

Tom Brown currently serves on the board of directors of Quidel Corporation and Stericycle, Inc. and has previously served on the boards of Cepheid, Inc. and Ventana Medical Systems, Inc. He received a Bachelor of Arts degree from the State University of New York at Buffalo.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. (“Accelerate Diagnostics”), (Nasdaq:AXDX), is an in vitro diagnostics company dedicated to providing solutions for the global challenge of antibiotic resistance and healthcare-associated infections. The company's fully automated Accelerate Pheno™ system, and direct from positive blood culture Accelerate PhenoTest™ BC kit, leverage a suite of technologies to eliminate the lengthy culture and sample preparation steps required prior to testing. Using proprietary molecular identification methods and morphokinetic cellular analysis (MCA), the solution aims to reduce the time that clinicians must wait for quantitative antimicrobial susceptibility results necessary for optimal antibiotic selection, dosing, and infusion strategy, called minimum inhibitory concentrations, or MICs.

The “ACCELERATE DIAGNOSTICS” and “ACCELERATE PHENO” and “ACCELERATE PHENOTEST” logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products or technology, visit axdx.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those related to the contributions expected to be made by members of the company’s board. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned “Risk Factors” in the company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2017, and in any other reports that we file with the Securities and Exchange Commission from time to time. The company's forward-looking statements could be affected by general industry and market conditions. Except as required by federal securities laws, the company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

Investors May Contact:

Laura Pierson, Accelerate Diagnostics, +1 520 365-3100

Reporters May Contact:

Andrew Chasteen, Accelerate Diagnostics, +1 520 365-3100